Morgan, Lewis & Bockius llp 1701 Market Street Philadelphia, PA 19103-2921 Tel. 215.963.5000 Fax: 215.963.5001 www.morganlewis.com

May 9, 2012

Echo Therapeutics, Inc.
8 Penn Center
1628 JFK Blvd., Suite 300
Philadelphia, PA 19103

Re:           Registration Statement on Form S-3 (Reg. No. 333-175938)

Ladies and Gentlemen:

We have acted as counsel to Echo Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of shares (the “Shares”) of the Company’s common stock, par value $0.01, up to an aggregate offering price of $20.0 million pursuant to the referenced Registration Statement (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated May 9, 2012, filed with the SEC pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). (The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.”)  The Shares are to be sold by the Company in accordance with the At Market Issuance Sales Agreement, dated May 9, 2012, between the Company and MLV & Co. LLC (the “Sales Agreement”), as described in the Prospectus.

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus, the Sales Agreement and originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

The opinions expressed herein are limited to Delaware General Corporation Law.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Sales Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of the opinion as Exhibit 5.1 to the Registration Statement, and to the reference to us under the caption “Legal Matters” in the Prospectus.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC there under.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP